Exhibit 10.1

To: Pat McCusker

From: Lou Rassey

CC: Personnel file

Date: June 27, 2022

Re: Offer Letter - President & Interim Chief Financial Officer

Dear Pat,

In consideration of your acceptance of the President, Interim Chief Financial Officer (CFO) role, the critical nature of your role in the future structure and growth of the organization, and our desire for you to continue to help us build and shape Fast Radius (the “Company”) into our future success, I am pleased to award you a one-time Incentive Payment of $340,000, which has been approved by the Compensation Committee of the Board of Directors. The Incentive Payment, less all applicable taxes and withholdings, will be payable in one lump sum on June 30, 2022 or as soon as administratively practicable thereafter. The Incentive Payment will be subject to 100% clawback if you terminate your employment with the Company without Good Reason or are terminated by the Company for Cause prior to March 1, 2023, in each case as such terms are defined in your Employment Agreement dated as of February 28, 2021 (the “Employment Agreement”). The parties also agree that (i) the first sentence of Section 2(b) of the Employment Agreement is hereby amended in its entirety to read “The Company hereby agrees to hire the Executive as President and Interim Chief Financial Officer with duties and authority customarily associated therewith.” and (ii) the last clause of the last sentence of Section 3(c) of the Employment Agreement is hereby deleted in its entirety, so that the last sentence of such Section 3(c) now reads in its entirety as follows: “The total earned portion of each Annual Bonus shall be paid out during the second payroll period of February following the calendar year in which such Annual Bonus is earned.”

Otherwise, the terms of the Employment Agreement shall remain the same. For avoidance of doubt, the parties agree that (i) Good Reason under the Employment Agreement shall also include a material breach of the terms of this offer letter, and (ii) it shall not constitute Good Reason under the Employment Agreement if Mr. McCusker no longer holds the position of Interim Chief Financial Officer or is not appointed as Chief Financial Officer.

Further, we agree that any 2022 Annual Bonus will be based on Company performance metrics as will be determined by Company Management and the Compensation Committee of the Board of Directors (subject to final approval of the Compensation Committee). These performance metrics will be determined and approved by the Compensation Committee no later than July 31, 2022.

Except as expressly set forth in this letter, all other terms and conditions of your compensation package and employment remain the same and are not modified by this letter.

Thank you again for your continued commitment to Fast Radius, and for contributing to our collective success! I look forward to your continued dedication and meaningful contributions throughout 2022 and beyond.

Yours,

_/s/ Lou Rassey______________________

Lou Rassey

Chief Executive Officer

Fast Radius, Inc.

_/s/ Pat McCusker_________________

Signed and Accepted: Pat McCusker